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Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (file nos. 333-14238, 333-12146, 333-09840, and 333-109874) and the Registration Statement on Form F-3 (file no. 333-110681) (the "Registration Statement"), and the Prospectus Supplement to the Registration Statement, and the reference to our firm under the caption "Experts" appearing therein, of Retalix Ltd. (the "Company"), of our report dated March 31, 2004, which appears in the Company's Report on Form 6-K for the month of April, 2004 (Report No. 1) and such Prospectus Supplement, relating to the consolidated financial statements of the Company for the year ended December 31, 2003.

/s/ Kesselman & Kesselman
Tel-Aviv, Israel
April 13, 2004

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CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS